Exhibit 10.2
CENTEX CORPORATION 2003 EQUITY INCENTIVE PLAN
(Amended and Restated Effective January 1, 2008)
1. Plan
     The Centex Corporation 2003 Equity Incentive Plan (the “Plan”) was adopted by the Corporation to reward certain key Employees of the Corporation and its Affiliates and Non-employee Directors of the Corporation by providing for certain cash benefits and by enabling them to acquire shares of Common Stock of the Corporation.
2. Objectives
     (a) Purpose. The purpose of this Centex Corporation 2003 Equity Incentive Plan is to further the interests of the Corporation and its shareholders by providing incentives in the form of Awards to key Employees and Non-employee Directors who can contribute materially to the success and profitability of the Corporation and its Affiliates. Such Awards will recognize and reward outstanding performances and individual contributions and give Participants in the Plan an interest in the Corporation parallel to that of the shareholders, thus enhancing the proprietary and personal interest of such Participants in the Corporation’s continued success and progress. This Plan will also enable the Corporation and its Affiliates to attract and retain such Employees and Non-employee Directors.
     (b) IRC Section 409A. The Plan and Awards granted hereunder are intended to comply with or be exempt from the requirements of Code Section 409A, and shall be interpreted and administered in a manner consistent with those intentions. Any provision of this Plan to the contrary notwithstanding, Grandfathered Awards shall not be governed by the provisions of this amended and restated Plan but instead shall continue to be governed by the provisions of the Plan as in effect on December 31, 2007.
3. Definitions
     As used herein, the terms set forth below shall have the following respective meanings:
     “Affiliate” means a Subsidiary or Joint Venture; provided, however, that a Subsidiary or Joint Venture shall be considered an Affiliate only if the Subsidiary or Joint Venture would be aggregated and treated as a single employer with the Corporation under Code Section 414(b) (controlled group of corporations) or Code Section 414(c) (group of trades or businesses under common control), as applicable, but in applying such Code Sections, an ownership threshold of 50% shall be used as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (a) Code Section 1563 and the regulations thereunder for determining a controlled group of corporations under Code Section 414(b), and (b) Treasury Regulation § 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).
     “Authorized Officer” means the Chief Executive Officer of the Corporation (or any other senior officer of the Corporation to whom he or she shall delegate the authority to execute any Award Agreement, where applicable).
     “Award” means an Employee Award or a Director Award, and does not include a Grandfathered Award.
     “Award Agreement” means a written agreement setting forth the terms, conditions and limitations applicable to an Award, to the extent the Committee determines such agreement is necessary.

     “Board” means the Board of Directors of the Corporation.
     “Black-Scholes Value” means the formula given by the option pricing model of such name used to calculate the theoretical fair value of a stock option at any given time.
     “Change in Control” means, unless otherwise defined by the Committee, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:
     (i) a third person, including a “Group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of Common Stock having fifty (50) percent or more of total number of votes that may be cast for the election of Directors; or
     (ii) as a result of, or in connection with, a contested election for Directors, persons who were Directors immediately before such election shall cease to constitute a majority of the Board;
provided, however, that no Change in Control shall be deemed to have occurred with respect to paragraph 10 unless such event constitutes an event specified in Code Section 409A(a)(2)(A)(v) and the Treasury Regulations and other guidance issued under or related to Section 409A of the Code.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Code Section 409A” means Section 409A of the Code and all applicable regulations and other guidance issued under or related to Section 409A of the Code.
     “Committee” means the independent Compensation Committee of the Board as is designated by the Board to administer the Plan.
     “Common Stock” means Centex Corporation common stock, par value $.25 per share.
     “Corporation” means Centex Corporation, a Nevada corporation, or any successor thereto.
     “Director” means an individual who is a member of the Board.
     “Director Award” means any Option, Stock Award or Performance Award granted, whether singly, in combination or in tandem, to a Participant who is a Non-employee Director pursuant to such applicable terms, conditions and limitations (including treatment as a Performance Award) as the Committee may establish in order to fulfill the objectives of the Plan.
     “Disability” means a disability determination in accordance with the terms of the Long Term Disability Plan of Centex Corporation, provided that with respect to Awards that are subject to Code Section 409A, the Participant also must meet one of the following conditions:
     (a) the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
     (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.
     “Dividend Equivalents” means, with respect to Stock Units or shares of Restricted Stock that are to be issued at the end of the Restriction Period, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period on a like number of shares of Common Stock.
     “Employee” means an employee of the Corporation or any of its Affiliates.
     “Employee Award” means any Option, Stock Award, or Performance Award granted, whether singly, in combination or in tandem, to a Participant who is an Employee pursuant to such applicable terms, conditions and limitations (including treatment as a Performance Award) as the Committee may establish in order to fulfill the objectives of the Plan.
     “Employee Director” means an individual serving as a member of the Board who is an Employee of the Corporation or any of its Affiliates.
     “Employer” means the Corporation and any Affiliate.
     “Equity Award” means any Option, Stock Award, or Performance Award (other than a Performance Award denominated in cash) granted to a Participant under the Plan.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” of a share of Common Stock means, as of a particular date, (i)(A) if Common Stock is listed on a national securities exchange, the closing price per share of such Common Stock, as reported on the consolidated transaction reporting system for the New York Stock Exchange or such other national securities exchange on which the Common Stock is listed that is at the applicable time the principal market for the Common Stock, or any other source selected by the Committee, or, if there shall have been no such sales so reported on that date, on the last preceding date on which such a sale was so reported, (B) if Common Stock is not so listed, the mean between the closing bid and asked price of Common Stock on that date, or, if there are no quotations available for such date, on the last preceding date on which such a quotation was reported, as reported on a recognized quotation system selected by the Committee, or, if not so reported, then as reported by The Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), or (C) if Common Stock is not publicly traded, the most recent value determined by an independent appraiser appointed by the Corporation for such purpose, or (ii) if applicable, the price per share as determined in accordance with the procedures of a third party administrator retained by the Corporation to administer the Plan. Any determination of Fair Market Value shall be consistent with Code Section 409A to the extent applicable.
     “Full Time Employee” means a person actively and regularly engaged in work at least 40 hours a week.
     “Grandfathered Awards” means all Awards made pursuant to the Plan that were earned and vested on or before December 31, 2004. Grandfathered Awards are subject to the provisions of paragraph 2(b).
     “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan. The Grant Date for a substituted award is the Grant Date of the original award.

     “Grant Price” means the price at which a Participant may exercise his or her right to receive cash or Common Stock, as applicable, under the terms of an Award.
     “Joint Venture” means any joint venture, partnership, limited liability company or other non-corporate entity in which the Corporation has at least a 50% ownership, voting, capital or profits interests (in whatever form).
     “Non-employee Director” means an individual serving as a member of the Board who is not an Employee of the Corporation or any of its Affiliates.
     “Option” means a right to purchase a specified number of shares of Common Stock at a specified Grant Price, which is not intended to comply with the requirements set forth in Section 422 of the Code.
     “Participant” means an Employee or Non-employee Director to whom an Award has been granted under this Plan.
     “Performance Award” means an Award made pursuant to this Plan that is subject to the attainment in the future of one or more Performance Goals.
     “Performance Goal” means a standard established by the Committee, to determine in whole or in part whether a Qualified Performance Award shall be earned.
     “Qualified Performance Award” means a Performance Award made to a Participant who is an Employee that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, as described in paragraph 8(a)(iii)(B) of the Plan.
     “Restricted Stock” means Common Stock that is restricted or subject to forfeiture provisions.
     “Restriction Period” means a period of time beginning as of the Grant Date of an Award of Restricted Stock and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.
     “Retirement” means the Participant’s voluntary Separation from Service and, where the context indicates, includes Vested Retirement. Calculation of eligibility for Retirement shall be based on whole Years of Service on the date as of which the calculation is being made. Any partial years shall be disregarded.
     “Separation from Service” means a termination of services provided by a Participant to his or her Employer (as defined below), whether voluntarily or involuntarily, as determined by the Committee in accordance with Treasury Regulation § 1.409A-1(h). In determining whether a Participant has incurred a Separation from Service, the following provisions shall apply:
     (a) For a Participant who provides services to an Employer as an employee, except as otherwise provided in this definition, a Separation from Service will occur when such Participant has experienced a termination of employment with the Employer. A Participant will be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (A) no further services will be performed for the Employer after a certain date, or (B) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 33 1/3 percent of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period

(or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).
     If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer will be treated as continuing, provided that the period of the leave of absence does not exceed 6 months, or if longer, so long as the Participant has a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not have a right to reemployment under an applicable statute or by contract, the employment relationship will be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence will be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.
     (b) For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in this definition, a Separation from Service will occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Employer, provided that the expiration of such contract or contracts is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and the Employer.
     (c) For a Participant who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally will not occur until the Participant has ceased providing services for the Employer as both as an employee and as an independent contractor, as determined in accordance with the provisions set forth in subparagraphs (a) and (b) of this definition, respectively. If a Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an employee, or (ii) ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for the Employer in both capacities, as determined in accordance with the applicable provisions set forth in subparagraphs (a) and (b) of this definition.
     Notwithstanding the foregoing provisions in this subparagraph (c), if a Participant provides services for an Employer as both an employee and as a member of the board of directors of an Employer, to the extent permitted by Treasury Regulation § 1.409A-1(h)(5), the services provided by the Participant as a director will not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by the Participant as an employee will not be taken into account in determining whether the Participant has experienced a Separation from Service as a director.
     (d) In addition, notwithstanding the provisions of this definition, where as part of a sale or other disposition of substantial assets by an Employer to an unrelated buyer, a Participant would otherwise experience a Separation from Service as defined above, the Employer and the buyer shall retain the discretion to specify, and may specify, that a Participant performing services for an Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction shall not experience a Separation from Service for purposes of this Plan and the Participant shall be bound by same, provided that such transaction and the specification meet the requirements of Code Section 409A.

     (e) For purposes of this definition, “Employer” means:
     (i) The entity for whom the Participant performs services and with respect to which the legally binding right to an Award or payment under an Award arises; and
     (ii) All other entities with which the entity described in subparagraph (e)(i) of this definition would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (group of trades or businesses under common control), as applicable. To identify the group of entities described in the preceding sentence, an ownership threshold of 50% shall be used as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 and the regulations thereunder for determining a controlled group of corporations under Code Section 414(b), and (B) Treasury Regulation § 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).
     “Specified Employee” means any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined by the Corporation in accordance with Treasury Regulation § 1.409A-1(i).
     “Stock Award” means an Award in the form of shares of Common Stock or Stock Units, including an award of Restricted Stock.
     “Stock Unit” means a unit equal to one share of Common Stock (as determined by the Committee) granted to either an Employee or a Non-employee Director.
     “Subsidiary” means any corporation of which the Corporation directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation.
     “Vested Retirement” means the voluntary termination of all employment by a Participant (excluding a Non-employee Director) who is a Full Time Employee from the Employer at any time after the Participant is age 55 or older, has at least 10 Years of Service and the sum of age and Years of Service equals at least 70. Calculation of eligibility for Vested Retirement shall be based on whole years of age and Years of Service on the date as of which the calculation is being made. Any partial years shall be disregarded.
     “Years of Service” means the Participant’s years of employment with an Employer. A Participant shall be credited with a Year of Service on each anniversary of the date on which he or she was first employed with an Employer, provided that the Participant continues to be employed by an Employer on such anniversary date.
4. Eligibility
     (a) Employees. Employees eligible for the grant of Employee Awards under this Plan are those Employee Directors and Employees who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Corporation and its Affiliates. Notwithstanding the foregoing, Employees of Affiliates that are not considered a single employer with the Corporation under Code Section 414(b) or Code Section 414(c) shall not be eligible to receive Employee Awards that are subject to Code Section 409A until the Affiliate adopts this Plan as a participating employer in accordance with paragraph 23.

     (b) Directors. Members of the Board eligible for the grant of Director Awards under this Plan are those who are Non-employee Directors.
5. Common Stock Available for Awards
     Subject to the provisions of paragraph 15 hereof, no Award shall be granted if it shall result in the aggregate number of shares of Common Stock issued under the Plan plus the number of shares of Common Stock covered by or subject to Awards then outstanding (after giving effect to the grant of the Award in question) to exceed 6,665,970 shares. No more than 2,221,990 shares of Common Stock shall be available for Stock Awards, other than Options or Performance Awards. The number of shares of Common Stock that are the subject of Awards under this Plan that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Common Stock, shall again immediately become available for Awards hereunder. If the Grant Price or other purchase price of any Option or other Award granted under the Plan is satisfied by tendering shares of Common Stock to the Corporation by either actual delivery or by attestation, or by withholding shares of Common Stock, or if the tax withholding obligation resulting from the settlement of any such Option or other Award is satisfied by tendering or withholding shares of Common Stock, only the number of shares of Common Stock issued net of the shares of Common Stock tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. Shares of Common Stock delivered under the Plan in settlement, assumption or substitution of outstanding awards or obligations to grant future awards under the plans or arrangements of another entity shall not reduce the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution is a result of the Corporation or an Affiliate acquiring another entity or an interest in another entity. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Corporation shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.
6. Administration
     (a) This Plan shall be administered by the Committee except as otherwise provided herein.
     (b) Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Corporation and in keeping with the objectives of this Plan. The Committee may, in its discretion, after considering tax and other potential legal implications, provide for the extension of the exercisability of an Option but only to the extent such extension does not result in a modification of the Option for purposes of Code Section 409A, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions applicable to an Award, waive any restriction or other provision of this Plan (insofar as such provision relates to Awards) or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant to whom such Award was granted or (ii) consented to by such Participant; provided, however, that payment in respect of an Award may be deferred only as provided in paragraph 10 of this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee, with respect to Awards, in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.
     (c) No member of the Committee or officer of the Corporation to whom the Committee has delegated authority in accordance with the provisions of paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Corporation in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.
7. Delegation of Authority
     Following the authorization of a pool of cash or shares of Common Stock to be available for Awards, the Committee may authorize the Chief Executive Officer of the Corporation or a committee consisting solely of members of the Board to grant individual Employee Awards from such pool pursuant to such conditions or limitations as the Committee may establish. The Committee may also delegate to the Chief Executive Officer and to other executive officers of the Corporation its administrative duties under this Plan (excluding its granting authority) pursuant to such conditions or limitations as the Committee may establish. The Committee may engage or authorize the engagement of a third party administrator to carry out administrative functions under the Plan.
8. Awards
     (a) The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Awards. Each Award may, in the discretion of the Committee, be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and, if required by the Committee, shall be signed by the Participant to whom the Award is granted and by an Authorized Officer for and on behalf of the Corporation. Awards may consist of those listed in this paragraph 8(a) and may be granted singly, in combination or in tandem. Awards may also be granted in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Corporation or any of its Affiliates, including the plan of any acquired entity. An Award may provide for the grant or issuance of additional, replacement or alternative Awards upon the occurrence of specified events. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Corporation and its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance.
     (i) Option. An Employee Award or Director Award may be in the form of an Option. The Grant Price of an Option shall be not less than the Fair Market Value of the Common Stock subject to such Option on the Grant Date. Notwithstanding anything contrary contained in this Plan including paragraphs 8(a)(i)(A) and (B), in no event shall the term of the Option extend more than ten (10) years after the Grant Date. Options may not include provisions that “reload” the option upon exercise, or, unless the Option is structured to comply with Code Section 409A, otherwise provide for the deferral of compensation within the meaning of Code Section 409A other than the deferral of recognition of income until the later of the exercise or disposition of the Option or the time the Common Stock acquired pursuant to the exercise of the Option first becomes substantially vested. Subject to the foregoing provisions and the provisions of paragraph 11, the terms, conditions and limitations applicable to any Options awarded to Participants pursuant to this Plan, including the Grant Price, the term of the Options, the number of shares subject to the Option and the date or dates upon which they become exercisable, shall be determined by the Committee.

     (A) Except as is otherwise provided in the Award Agreement and subject to Committee discretion as provided in paragraph 6(b):
     (1) all rights to exercise an Option shall terminate within four (4) months after the date the Participant ceases to be an Employee, or ceases to be a Director, whichever may occur later, for any reason other than death or Disability (but in no event later than the end of the original period of the Option).
     (2) In the event of a Participant’s death, an Option will terminate fifteen (15) months thereafter (but in no event later than the end of the original period of the Option).
     (3) In the event of a Participant’s Disability and resulting termination of employment, an Option will terminate six (6) months after such Participant’s employment termination date (but in no event later than the end of the original period of the Option).
     (4) In the event the employment of the Participant is terminated for cause (as determined by the Committee), all Options whether or not vested shall terminate immediately.
     (5) All unvested Options are cancelled upon termination of employment; except that all non-qualified options granted prior to April 1, 2006 shall immediately vest upon Vested Retirement.
     (B) However, if an Option is held by a Director who, on the date he or she ceases to be a Director (and, if also an Employee, ceases to be an Employee), has at least ten (10) years of service as a Director, then all Common Stock subject to such Option will vest on the date the Director ceases to be a Director, and all rights to exercise such Option will terminate three (3) years thereafter (but in no event later than the original period of the Option). Also, if an Option is held by a Director who, on the date he or she ceases to be a Director (and, if also an Employee, ceases to be an Employee), has less than ten (10) years of service as a Director, then all Common Stock subject to such Option will continue to vest in accordance with its terms for a period of three (3) years following such date, and all rights to exercise such Option will terminate three (3) years after such date (but in no event later than the original period of the Option). If Options are awarded in the final two (2) years of the term of a Director who is approaching age 70, or an Employee Director who is at least age 55 with at least ten (10) years of service and his or her age plus years of service equal at least 70, the outside exercise date is the one provided in the Option or seven (7) years from the grant date, whichever occurs earlier. This paragraph 8(a)(i)(B) shall not apply to a Participant who is terminated for cause (as determined by the Committee).
     (C) However, if an Option granted prior to April 1, 2006 is held by a Participant who retires and satisfies the test for Vested Retirement, then all rights to exercise any and all Options will terminate 12 months following the date of the Vested Retirement (but in no event later than the end of the original period of the Option). To the extent that such Award provides a longer term to exercise, such Award will control.
     (D) Attached hereto as Exhibit A are resolutions adopted by the Committee, pertaining to vesting and exercise, which shall apply only to Options granted prior to April 1, 2006. The provisions of paragraph 8(a)(i)(A)(5) and 8(a)(i)(C) above are intended to incorporate such resolutions. To the extent of any conflict between the terms of such resolutions and this Plan, the resolutions will control.
     (ii) Stock Award. An Employee Award or Director Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted to Participants pursuant to this Plan shall be determined by the Committee; provided that any Stock Award which is not a Performance Award shall have a minimum Restriction Period of three years from the Grant Date, provided that (A) the Committee may provide for earlier vesting upon a termination of employment by reason of death, Disability or Retirement, (B) such three-year minimum Restriction Period shall not apply to a Stock Award that is granted in lieu of salary or bonus, (C) vesting of a Stock Award may occur incrementally over the three-year minimum Restricted Period and (D) the restrictions set forth in a Stock Award will terminate immediately if the Participant retires prior to the date on which the restrictions would otherwise terminate and at Retirement he or she is age 65 or older unless otherwise specified in an Award Agreement entered into on or after January 1, 2008, or, if not yet age 65, as to Stock Awards granted prior to April 1, 2006, the Participant satisfies the test for Vested Retirement.
     (iii) Performance Award. Without limiting the type or number of Employee Awards or Director Awards that may be made under the other provisions of this Plan, an Employee Award or Director Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to this Plan shall be determined by the Committee; provided that any Stock Award which is a Performance Award shall have a minimum Restriction Period of one year from the Grant Date, provided that the Committee may provide for earlier vesting upon a termination of employment by reason of death, Disability or Retirement. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant.
     (A) Nonqualified Performance Awards. Performance Awards granted to Employees or Directors that are not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be based on achievement of such goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.
     (B) Qualified Performance Awards. Performance Awards granted to Employees under the Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business units or divisions of the Corporation or the applicable sector, or the Corporation as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following: (a) earnings, either in the aggregate or on a per-share basis, reflecting such dilution of shares as the Committee deems appropriate, including operating earnings, pre-tax earnings, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization; (b) gross or net revenue; (c) operating or net cash flow; (d) financial return ratios (e.g., return or net return on one or more of the following: assets, net assets, equity, invested capital, revenue); (e) margins, including net, operating or pre-tax margins; (f) total shareholder return; (g) financial ratios (e.g., debt to capitalization or debt to equity); (h) growth in financial measures or ratios (e.g., revenue, earnings, cash flow, stockholders’ equity, margins); or (i) customer satisfaction, based on specified objective goals, or a customer survey sponsored by the Corporation or one or more business units or divisions of the Corporation.
     (C) Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and Qualified Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation § 1.162-27(e)(2)(i), as to grants to those Employees whose compensation is, or is likely to be, subject to Section 162(m) of the Code, and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee.
     (b) Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Employee Awards made hereunder:
     (i) no Participant may be granted, during any fiscal year, Employee Awards consisting of Options (including Options that are granted as Performance Awards) that are exercisable for more than 1,110,995 shares of Common Stock;
     (ii) no Participant may be granted, during any fiscal year, Employee Awards consisting of Stock Awards (including Stock Awards that are granted as Performance Awards) covering or relating to more than 555,497 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above and (c)(i) and (ii) below, being hereinafter collectively referred to as the “Stock Based Awards Limitations”); and
     (iii) no Participant may be granted Employee Awards under this Plan consisting of cash (including Awards that are granted as Performance Awards) in respect of any fiscal year having a value determined on the Grant Date in excess of an amount equal to 2% of the consolidated net income of the Corporation and its subsidiaries for such fiscal year plus the Black-Scholes Value, determined as of the Option Grant Date, of Options on 219,977 shares of Common Stock determined as if such Options had an Option Grant Date on the effective date of the Employee Award.
     (c) Notwithstanding anything to the contrary contained in this Plan the following limitations shall apply to any Director Awards made hereunder:
     (A) no Participant may be granted, during any fiscal year, Director Awards consisting of Options (including Options that are granted as Performance Awards) that are exercisable for more than 53,327 shares of Common Stock and

     (B) no Participant may be granted, during any fiscal year, Director Awards consisting of Stock Awards (including Stock Awards that are granted as Performance Awards) covering or relating to more than 33,330 shares of Common Stock.
9. Change in Control
     Notwithstanding the provisions of paragraph 8 hereof, unless otherwise expressly provided in the applicable Award Agreement, or as otherwise specified in the terms of an Equity Award, in the event of a Change in Control during a Participant’s employment (or service as a Non-employee Director) with the Corporation or one of its Affiliates, each Equity Award granted under this Plan to the Participant shall become immediately vested and fully exercisable, with performance-based equity awards vested at target level (regardless of the otherwise applicable vesting or exercise schedules or Performance Goals provided for under the Award Agreement or the terms of the Equity Award).
10. Payment of Awards
     (a) General.
     (i) Except as otherwise provided in paragraph 10(b) or an Award Agreement, payment in respect of Awards granted on or after January 1, 2008 other than Options will be made as soon as administratively practicable but no later than 60 days following the date on which the payment is no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A; provided, however, that payment may be made at a later date for administrative reasons to the extent permitted by Code Section 409A; provided, further, that the Participant shall not be permitted, directly or indirectly, to designate the calendar year of payment. Delivery of Common Stock upon exercise of Options will be made in accordance with paragraph 11.
     (ii) Payment made to a Participant pursuant to an Award may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If such payment is made in the form of Restricted Stock, the Committee shall specify whether the underlying shares are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restricted Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.
     (b) Deferral. With the approval of the Committee, payment in respect of Awards other than Options may be deferred and paid either in the form of installments or as a lump-sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of such Awards or any other compensation otherwise payable by the Corporation in accordance with the provisions of this paragraph 10(b) and such other procedures as may be established by the Committee and may provide that such deferred compensation may be payable in shares of Common Stock. The Committee also may specify in an Award Agreement or the terms of the Award that payment in respect of an Award will be deferred. Any deferred payment pursuant to an Award, whether elected by the Participant or specified by the Award Agreement or the terms of the Award, may be forfeited if and to the extent that the Award Agreement or the terms of the Award so provide. Any such deferral of payment will be made in accordance with the following:

     (i) Initial Deferral Elections by Participants. Except as otherwise provided in this paragraph 10(b), the Participant must make a written, irrevocable election as to deferral of payment in respect of an Award and the time and form of such payment on or before the deadline established by the Committee, which shall be no later than:
     (A) December 31st of the calendar year preceding the calendar year during which the Participant will commence performing the services giving rise to the Award subject to the deferral election; or
     (B) for the first year in which the Participant becomes eligible to participate in the Plan, 30 days after the date the Participant first becomes eligible to participate in the Plan, provided that such an election will only be effective with respect to the portion of the Award related to services performed after the election.
     (ii) Initial Participant Deferral Elections for Performance-Based Compensation. In the event that the Committee determines that a deferral election may be made with respect to an Award that is Performance-Based Compensation (as defined below), an eligible Participant may make a written, irrevocable election as to deferral of payment in respect of the Award and the time and form of such payment on or before the deadline established by the Committee, which shall not be later than 6 months before the end of the performance period.
     For purposes of this subparagraph, “Performance-Based Compensation” means an Award, the amount of which, or the entitlement to which, is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treasury Regulation § 1.409A-1(e). Performance criteria are considered preestablished if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established.
     For a Participant to be eligible to make a deferral election in accordance with this subparagraph, the Participant must have performed services continuously from the later of (A) the beginning of the performance period for the Performance-Based Compensation or (B) the date upon which the performance criteria with respect to the Performance-Based Compensation are established, through the date on which the Participant makes the deferral election. In addition, in no event may a deferral election under this subparagraph be made after the Performance-Based Compensation has become readily ascertainable within the meaning of Treasury Regulation § 1.409A-2(a)(8).
     (iii) Initial Participant Deferral Elections for Fiscal Year Compensation. In the event that the Committee determines that a deferral election may be made with respect to an Award that is Fiscal Year Compensation (as defined below), the Participant may make a written, irrevocable election as to the deferral of payment in respect of the Award and the time and form of such payment on or before the deadline established by the Committee, which shall not be later than the close of the Employer’s fiscal year immediately preceding the first fiscal year in which any services are performed for which the Award is payable. For purposes of this subparagraph, the term “Fiscal Year Compensation” means an Award relating to a period of service coextensive with one or more consecutive fiscal years of the Employer, of which no amount is paid or payable during the fiscal year(s) constituting the period of service.

     (iv) Initial Participant Deferral Elections for Short-Term Deferrals. If a Participant has a legally binding right to an Award under the Plan or a payment under an Award in a subsequent calendar year that, absent a deferral election, would be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) and the Committee determines that a deferral election may be made with respect to payment in respect of the Award, the Participant may make a written, irrevocable election to defer such payment in accordance with the requirements of subparagraph (vii) of this paragraph, applied as if the payment were a deferral of compensation and the scheduled payment date for the payment were the date the substantial risk of forfeiture lapses. The Committee may provide in the deferral election that the deferred payment will be payable upon a Change in Control without regard to the five-year additional deferral requirement in subparagraph (vii) of this paragraph 10(b).
     (v) Initial Participant Deferral Elections for Compensation Subject to a Risk of Forfeiture. If a Participant has a legally binding right to an Award under the Plan or payment in respect of an Award in a subsequent year and the payment of or under the Award is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may permit the Participant to make a written, irrevocable election to defer such payment no later than the 30th day after the Participant obtains the legally binding right to the payment, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treasury Regulation § 1.409A-2(a)(5). For purposes of this subparagraph, a condition will not be treated as failing to require the Participant to continue to provide services for a period of at least 12 months from the date the Participant obtains the legally binding right merely because the condition immediately lapses upon Disability or death of the Participant or upon a Change in Control. However, if the Participant’s Disability or death or a Change in Control event occurs before the end of such 12-month period, a deferral election under this subparagraph will be effective only if it would be permissible under another subparagraph of this paragraph 10(b).
     (vi) Deferrals by Committee. If an Award is made that provides for the deferral of compensation for services performed during a Participant’s taxable year and the Participant is not given an opportunity to elect the time or form of payment of such Award, the Committee must designate the time and form of payment no later than the time the Participant first has a legally binding right to the Award or, if later, the time the Participant would be required under this subparagraph 10(b) to make such an election if the Participant were provided such an election.
     (vii) Subsequent Participant Deferral Elections. Notwithstanding the foregoing provisions of this paragraph 10(b), with approval of the Committee, a Participant may elect to further delay payment in respect of an Award or change the form of payment if:
     (A) the election will not take effect until at least 12 months after the date on which the election is made;
     (B) for any payment not made on account of death or Disability, the payment is deferred for a period of not less than five years from the date the payment would otherwise have been paid and not later than the expiration date of the Award; and
     (C) any election related to a payment to be made at a specified time or pursuant to a fixed schedule must be made not less than 12 months before the date the payment is scheduled to be paid.

Notwithstanding the foregoing or any other provision of this Plan to the contrary, the Committee may permit Participants to make new payment elections on or before December 31, 2008, with respect to the time and/or form of payment in respect of an Award, provided that the election applies only to amounts that would not otherwise be payable in the year in which the election is made and does not cause an amount to be paid in the year in which the election is made that would not otherwise be payable in that year.
     (viii) Acceleration of Payments. Notwithstanding any provision of this Plan, an Award Agreement or a deferral election to the contrary, the Committee, in its discretion, may accelerate payment in respect of an Award in accordance with the provisions of Treasury Regulation § 1.409A-3(j)(4)(ii) through (xiv).
     (ix) Delay of Payments. Notwithstanding any provision of this Plan, an Award Agreement or a deferral election to the contrary, payment in respect of an Award may be delayed by the Committee under the circumstances described in Treasury Regulation § 1.409A-2(b)(7), provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis.
     (c) Permissible Payment Events/Times. The Committee may specify any one or more of the following as an event upon or a time at which payment of the vested portion of an Award may be made pursuant to a deferral election under paragraph 10(b): (i) Separation from Service, (ii) Disability, (iii) death, (iv) a specified date or pursuant to a fixed schedule, or (v) a Change in Control. The Committee may provide for payment upon the earliest or latest of more than one such event or time.
     (d) Time of Payment. The payment date with respect to payment of an Award that is deferred under paragraph 10(b) shall be the permissible payment event or time under paragraph 10(c) designated by the Participant or the Committee, as applicable, in accordance with paragraph 10(b). Payment in respect of an Award shall be made within 60 days following the payment date; provided, however, that payment may be made at a later date for administrative reasons to the extent permitted by Code Section 409A; provided, further, that the Participant shall not be permitted, directly or indirectly, to designate the calendar year of the payment.
     (e) Specified Employees. Any provision of the Plan to the contrary notwithstanding, if any payment in respect of a Participant’s Award provides for a deferral of compensation under Code Section 409A and the Participant is a Specified Employee as of the date of his or her Separation from Service, no payment on account of the Participant’s Separation from Service may be made with respect to such Participant before the date that is six months after the Participant’s Separation from Service (or, if earlier than the end of the six-month period, the date of the Participant’s death). In such case, any payment that would be made within such six-month period will be accumulated and paid in a single lump sum on the on the earliest business day that complies with the requirements of Code Section 409A.
     (f) Dividends, Earnings and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Stock Award, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest or other earnings on deferred cash payments and Dividend Equivalents for Stock Awards.
     (g) Substitution of Awards. Subject to paragraphs 13 and 15, at the discretion of the Committee and after considering tax and other potential legal implications, a Participant who is an Employee may be offered an election to substitute an Employee Award for another Employee Award or Employee Awards of the same or different type.

11. Option Exercise
     Following exercise the Grant Price shall be paid in full in cash at the time of delivery of the stock or, if permitted by the Committee and elected by the optionee, the optionee may purchase such shares by means of tendering Common Stock owned by the optionee, or having the Corporation withhold from the shares otherwise issuable pursuant to the Option an appropriate number of shares of Common Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants to tender Common Stock or have Common Stock withheld in payment of the Grant Price. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this paragraph.
     An optionee desiring to pay the Grant Price of an Option by tendering Common Stock using the method of attestation may, subject to any such conditions and in compliance with any such procedures as the Committee may adopt, do so by attesting to the ownership of Common Stock of the requisite value in which case the Corporation shall issue or otherwise deliver to the optionee upon such exercise a number of shares of Common Stock subject to the Option equal to the result obtained by dividing (a) the excess of the aggregate Fair Market Value of the shares of Common Stock subject to the Option for which the Option (or portion thereof) is being exercised over the Grant Price payable in respect of such exercise by (b) the Fair Market Value per share of Common Stock subject to the Option, and the optionee may retain the shares of Common Stock the ownership of which is attested.
     If an optionee desires to pay the Grant Price of an Option by having the Corporation withhold from the shares otherwise issuable pursuant to the Option shares of Common Stock of the requisite value, then, subject to any conditions and in compliance with any procedures as the Committee may adopt, the Corporation shall issue or otherwise deliver to the optionee upon such exercise a number of shares of Common Stock subject to the Option equal to the result obtained by dividing (a) the excess of the aggregate Fair Market Value of the shares of Common Stock subject to the Option for which the Option (or portion thereof) is being exercised over the Grant Price payable in respect of such exercise by (b) the Fair Market Value per share of Common Stock subject to the Option.
12. Taxes
     The Corporation or its designated third party administrator shall have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes or other amounts required by law or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Corporation of shares of Common Stock theretofore owned by the holder of the Employee Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made. The Committee may provide for loans, on either a short term or demand basis, from the Corporation to a Participant who is an Employee to permit the payment of taxes required by law.
13. Amendment, Modification, Suspension or Termination of the Plan
     The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Corporation to the extent such approval is required by applicable legal requirements or the requirements of the securities exchange on which the Corporation’s stock is listed. Notwithstanding anything herein to the contrary, without the prior approval of the Corporation’s stockholders, Options issued under the Plan will not be repriced, replaced, or regranted through cancellation or by decreasing the Grant Price of a previously granted Option.
14. Assignability
     Unless otherwise determined by the Committee and provided in the Award Agreement or the terms of the Award or to a family limited partnership, trust or similar entity pre-approved by the Committee, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except by will, beneficiary designation, the laws of descent and distribution, or a domestic relations order. In the event that a beneficiary designation conflicts with an assignment by will, the beneficiary designation will prevail. The Committee may prescribe and include in applicable Award Agreements or the terms of the Award other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 14 shall be null and void.
15. Adjustments
     (a) The existence of outstanding Awards shall not affect in any manner the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Corporation or its business or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the existing Common Stock) or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
     (b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by outstanding Awards, (iii) the Grant Price or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, and (v) the Stock Based Awards Limitations shall each be proportionately adjusted to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Corporation, any consolidation or merger of the Corporation with another corporation or entity, the adoption by the Corporation of any plan of exchange affecting Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board may make appropriate adjustments to (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by Awards, (iii) the Grant Price or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, and (v) the Stock Based Awards Limitations to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized (x) to assume under the Plan previously issued compensatory awards, or to substitute new Awards for previously issued compensatory awards, including Awards, as part of such adjustment or (y) to cancel Awards that are Options and give the Participants who are the holders of such Awards notice and opportunity to exercise for 30 days prior to such cancellation.

16. Restrictions
     No Common Stock or other form of payment shall be issued with respect to any Award unless the Corporation shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.
17. Unfunded Plan
     This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants under this Plan, any such accounts shall be used merely as a bookkeeping convenience, including bookkeeping accounts established by a third party administrator retained by the Corporation to administer the Plan. The Corporation shall not be required to segregate any assets for purposes of this Plan or Awards hereunder, nor shall the Corporation, the Board or the Committee be deemed to be a trustee of any benefit to be granted under this Plan. Any liability or obligation of the Corporation to any Participant with respect to an Award under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement or the terms of the Award, and no such liability or obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation. Neither the Corporation nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.
18. Right to Employment
     Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Corporation or an Affiliate to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Corporation.
19. Successors
     All obligations of the Corporation under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.
20. Governing Law
     This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.
21. Effectiveness
     The Plan was submitted to the stockholders of the Corporation for approval and approved at the 2003 annual meeting of shareholders to be effective as of April 1, 2003. The effective date of this amended and restated Plan is January 1, 2008.

22. NYSE Limitations
     If any provision of this Plan has the effect of increasing the number of shares available for Awards hereunder by adding back shares and such provision constitutes a “formula” under the formula plan rules of the New York Stock Exchange, Inc. (“NYSE”) (including Section 303A.08 of the NYSE’s Listed Company Manual), then the portion of such provision that constitutes a “formula” shall be operative only until, and shall cease to be effective on, the date that is 10 years after July 17, 2003 or, if later, the date of the most recent shareholder approval of the Plan.
23. Adoption By Affiliates
     With the consent of the Committee, any Affiliate that is not considered a single employer with the Corporation under Code Section 414(b) or Code Section 414(c) may adopt the Plan for the benefit of its Employees by written instrument delivered to the Committee before the grant of any Award subject to Code Section 409A to the Affiliate’s Employees under the Plan.

Exhibit A
to the
Centex Corporation 2003 Equity Incentive Plan
(Amended and Restated Effective January 1, 2008)
Resolution related to stock options adopted by the Compensation and Management Development Committee of the Board of Directors of Centex Corporation on May 13, 2004.
     RESOLVED, that all non-qualified options held by Full Time Employees to acquire common stock of Centex Corporation awarded under any of the stock plans listed below, whether awarded before or after May 13, 2004, shall be subject to the following from and after May 13, 2004:
1.	If an optionee shall voluntarily terminate employment and at such time he or she is age 55 or older, has at least 10 Years of Service and the sum of age and Years of Service equals at least 70, then all non-qualified options held by him or her shall immediately vest upon the termination of employment (“Vested Retirement”).

2.	All rights to exercise such vested options will terminate 12 months following the date of such Vested Retirement. However, to the extent that an option agreement provides a longer time to exercise following voluntary termination of employment, then such agreement will control.

3.	As used herein: “Full Time Employee” means a person actively and regularly engaged in work at least 40 hours a week; and “Years of Service” means an optionee’s years of employment with Centex Corporation or any of its Affiliates. An optionee shall be credited with a Year of Service on each anniversary of the date on which he or she was first employed by Centex Corporation or its Affiliate, provided that the optionee continues to be employed by such employer on such anniversary date.

4.	The stock plans covered are:
•	Centex Corporation Amended and Restated 1987 Stock Option Plan

•	Seventh Amended and Restated 1998 Centex Corporation Employee Non-Qualified Stock Option Plan

•	Amended and Restated Centex Corporation 2001 Stock Plan

•	Amended and Restated Centex Corporation 2003 Equity Incentive Plan
     FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby directed to take all steps that they deem necessary or appropriate to communicate the substance of the foregoing resolution to option holders who are affected and, where they deem necessary, to document the substance of this resolution by way of amendments to the stock plans and to existing option agreements.